Exhibit 10.18
AMENDMENT NUMBER ONE TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDMENT NUMBER ONE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on February 25, 2010 between THE FINISH LINE, INC., an Indiana corporation (the “Company”), and GLENN S. LYON (the “Executive”).
WHEREAS, the Company and the Executive are parties to the Amended and Restated Employment Agreement dated December 31, 2008 (the “Original Agreement”); and
WHEREAS, the Internal Revenue Service has issued Notice 2008-13 and based on the Company’s evaluation of that notice the Company and the Executive have concluded that it is in the best interests of the Company and the Executive to amend the Original Agreement in order to ensure that certain compensation paid to the Executive continues to be “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Section 7(c)(iii)(B)(1) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(1) a lump sum cash payment equal to 2.5 times the Base Salary, payable, subject to Section 7(g), within 30 days following the date of such termination of employment (the “Termination Date”); and”
2.    Section 7(c)(iii)(B)(3) of the Original Agreement is hereby amended and restated to read as follows:
“(3) if Executive was eligible to receive one or more cash bonuses for the calendar year during which Executive’s employment is terminated (the “Termination Year”), an amount equal to a pro-rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual cash bonus and any other cash bonus Executive would have received for the Termination Year had he remained employed through the entire year (based on the Company’s actual performance for the Termination Year), payable, subject to Section 7(g), when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the year in which the cash bonus was earned.”
3.    Except as specifically amended herein, all other terms and conditions contained in the Original Agreement shall remain unchanged and shall continue in full force and effect. This Amendment may be executed in one or more counterparts, each of which when taken together shall be deemed one original Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment Number One to Amended and Restated Employment Agreement as of the day and year first above written.

/s/ GLENN S. LYON
Glenn S. Lyon

THE FINISH LINE, INC.

By:	/s/ BILL KIRKENDALL
Bill Kirkendall, Chair of the Compensation Committee